Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Third Quarter and Year-to-date 2012

SPOKANE, Wash. – Nov. 6, 2012, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $5.8 million, or $0.10 per diluted share, for the third quarter of 2012, compared to $10.7 million, or $0.18 per diluted share, for the third quarter of 2011. For the nine months ended Sept. 30, 2012, net income attributable to Avista Corp. was $62.4 million, or $1.06 per diluted share, compared to $75.6 million, or $1.30 per diluted share for the nine months ended Sept. 30, 2011.

“As we initially reported on Oct. 22, 2012, our results for the third quarter and forecasted results for the remainder of 2012 are below our expectations,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“However, we are well-positioned for the future at our utility, which contributes over 90 percent of our earnings. We have a Washington rate case settlement, which is still pending Commission approval, which would provide us an opportunity to improve returns to our shareholders. Certain programs are being implemented to achieve long-term sustainable cost savings, which together with the settlement agreement in Washington, provides a solid foundation for 2013 and 2014.

“At Ecova, revenues are up due primarily to acquisitions. Organic revenue growth is expected to be approximately 5 percent in 2012, but we expect to have double digit organic revenue growth in 2013. Our operating costs have increased for the three and nine months ended Sept. 30, 2012 due primarily to acquisitions and to support anticipated higher revenue growth.”

Summary Results: Avista Corp.’s results for the third quarter of 2012 and the nine months ended (YTD) Sept. 30, 2012, as compared to the respective periods of 2011 are presented in the table below:

($ in thousands, except per-share data)	Q3 2012	Q3 2011	YTD 2012	YTD 2011
Operating Revenues	$340,632	$343,710	$1,136,474	$1,180,853
Income from Operations	$29,999	$34,878	$157,020	$175,227
Net Income attributable to Avista Corporation	$5,786	$10,702	$62,352	$75,621
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$7,660	$7,582	$65,157	$68,733
Ecova	$640	$3,467	$962	$7,016
Other	$(2,514)	$(347)	$(3,767)	$(128)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.13	$0.13	$1.10	$1.18
Ecova	$0.01	$0.06	$0.02	$0.12
Other	$(0.04)	$(0.01)	$(0.06)	$—
Total earnings per diluted share attributable to Avista Corporation	$0.10	$0.18	$1.06	$1.30

The slight increase in quarterly utility earnings was primarily due to an increase in gross margin (operating revenues less resource costs) which was partially offset by increases in other operating expenses, depreciation and amortization, taxes other than income taxes, and interest expense. The increase in gross margin was primarily due to warmer weather that increased retail electric cooling loads. Gross margin also benefited from general rate increases. Cooling degree days in Spokane for the third quarter of 2012 were 37 percent above the historical average and were also 25 percent above the third quarter of 2011 which led to increased cooling loads. Other operating expenses increased for the third quarter of 2012 as compared to the third quarter of 2011 primarily due to increased pensions and other post-retirement benefits, salaries, and general maintenance, partially offset by decreased outside service costs.

The decrease in year-to-date utility earnings was primarily due to increases in other operating expenses, depreciation and amortization, taxes other than income taxes, and interest expense, partially offset by an increase in gross margin. The increase in gross margin was primarily due to warmer weather during the third quarter that increased retail electric cooling loads and general rate increases. This was partially offset by warmer weather during the heating season (primarily the first quarter) that reduced retail electric and natural gas loads. In addition, gross margin growth was limited in part by the continued weak economy and lower usage at certain industrial customers. Cooling degree days in Spokane for the first nine months of 2012 were 24 percent above historical average and were also 26 percent above the comparable period of 2011. Heating degree days in Spokane for the first nine months of 2012 were close to historical average, but decreased 9 percent as compared to the first nine months of 2011. Other operating expenses increased for the nine months ended Sept. 30, 2012, as compared to the nine months ended Sept. 30, 2011, primarily due to increased pensions and other postretirement benefits, salaries, and general maintenance, partially offset by decreased electric maintenance costs and outside service costs.

The decrease in net income for Ecova for the third quarter and nine months ended Sept. 30, 2012, was due in part to increased costs associated with completing and integrating the acquisitions of Prenova Inc. (Prenova) and LPB Energy Management (LPB), as well as an increase in depreciation and amortization. Additionally, organic revenue growth in the expense and data management services and energy management services was slower than expected and there was delayed implementation (transitioning of customers onto Ecova’s systems) of new customers in Ecova’s energy management services which did not offset the increased costs as expected. On a quarter-over-quarter basis, the decrease was also partially due to an adjustment for state sales taxes, which had a positive impact of $0.7 million recorded during the third quarter of 2011. On a year-to-date basis, the decline was also due in part to $1.5 million in costs of completing the acquisitions and integrating Prenova and LPB incurred during the first quarter of 2012.

The decline in results from the other businesses for both periods of 2012, as compared to 2011, was primarily due to losses on investments (including the impairment of our investment in a fuel cell business and the write-off of our investment in a solar energy company), as well as increased litigation costs for the remaining contracts and previous operations of Avista Energy.

Avista Utilities: On a quarterly basis, operating revenues (exclusive of intracompany revenues between electric and natural gas of $14.5 million) decreased $9.5 million and resource costs decreased $17.6 million, which resulted in an increase of $8.1 million in gross margin. The gross margin on electric sales increased $7.6 million and the gross margin on natural gas sales increased $0.5 million. The increase in electric gross margin was primarily due to warmer weather that increased retail electric cooling loads. Gross margin on both electric and natural gas also benefited from general rate increases. For the three months ended Sept. 30, 2012, we recognized a benefit of $0.8 million under the Energy Recovery Mechanism (ERM) in Washington compared to a benefit of $1.0 million for the three months ended Sept. 30, 2011.

For the third quarter of 2012 as compared to the third quarter of 2011, retail electric revenues increased $6.3 million due to an increase in volumes sold, primarily caused by warmer weather, and an increase in revenue per MWh, caused by general rate increases in Washington and Idaho. Wholesale electric revenues increased $4.4 million (primarily due to an increase in wholesale volumes). These increases in revenue were offset by a decrease in sales of fuel of $18.0 million (reflecting sales of natural gas fuel not used in generation). Retail natural gas revenues decreased $0.9 million due to a decrease in volumes caused by warmer weather, and wholesale natural gas revenues decreased $16.7 million (due to a decrease in wholesale prices and a decrease in wholesale volumes). Intracompany revenues between electric and natural gas which are eliminated in the total results of Avista Utilities, but included in the analysis above, decreased $16.4 million during the third quarter (which is an increase in revenue).

On a year-to-date basis, operating revenues (exclusive of intracompany revenues of $54.5 million) decreased $68.4 million and resource costs decreased $74.5 million, which resulted in an increase of $6.1 million in gross margin. The gross margin on electric sales increased $7.2 million and the gross margin on natural gas sales decreased $1.1 million. The increase in electric gross margin was primarily due to warmer weather during the third quarter that increased retail electric cooling loads. This was partially offset by warmer weather during the heating season (primarily the first quarter) that reduced retail loads. In addition, electric gross margin growth was limited in part by the continued weak economy and lower usage at certain industrial customers. Natural gas gross margin decreased primarily due to warmer weather throughout the year that reduced retail heating loads. Gross margin on both electric and natural gas also benefited from general rate increases. For the nine months ended Sept. 30, 2012, we recognized a benefit of $5.9 million under the ERM in Washington compared to $5.7 million for the nine months ended Sept. 30, 2011.

Electric revenues decreased $30.7 million for the nine months ended Sept. 30, 2012, as compared to the nine months ended Sept. 30, 2011. Retail electric revenues decreased by less than $0.1 million, sales of fuel decreased by $47.9 million, while wholesale electric revenues increased by $16.8 million, and other electric revenues increased by $0.4 million.

Retail electric revenues decreased due to a decrease in use per customer primarily as a result of warmer weather during the first quarter, and due in part to the continued weak economy and lower usage at certain industrial customers, partially offset by the impact of general rate increases.

Wholesale electric revenues increased due to an increase in volumes, partially offset by a decrease in wholesale prices. The increase in sales volumes was primarily due to increased wholesale power optimization and lower than expected retail sales.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation of electricity in the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased due to a decrease in the volume of natural gas fuel sold as part of thermal generation resource optimization activities and higher usage of our thermal generation plants. This was due in part to decreased hydroelectric generation.

Natural gas revenues decreased $54.8 million for the nine months ended Sept. 30, 2012, as compared to the nine months ended Sept. 30, 2011, due to a decrease in both retail and wholesale natural gas revenues.

The $16.5 million decrease in retail natural gas revenues was primarily due to a decrease in volumes, and partially due to slightly lower retail rates. We delivered less retail natural gas during the first nine months of 2012 as compared to the first nine months of 2011 primarily due to warmer weather. Residential and commercial natural gas use per customer decreased 8 percent and 7 percent, respectively as compared to the first nine months of 2011.

Wholesale natural gas revenues decreased $37.9 million due to a decrease in prices, partially offset by an increase in volumes.

Intracompany revenues between electric and natural gas which are eliminated in the total results of Avista Utilities, but included in the analysis above, decreased $17.1 million for the year-to-date (which is an increase in revenue).

Ecova: On a quarterly basis, Ecova’s revenues increased $6.4 million or 20 percent, as compared to 2011, and totaled $38.6 million. The increase in revenue was primarily due to the acquisitions of Prenova and LPB, which added $6.4 million to operating revenues for the third quarter of 2012.

On a year-to-date basis, Ecova’s revenues increased $24.5 million or 27 percent, as compared to 2011, and totaled $115.7 million. This increase was primarily due to the acquisitions of Prenova and LPB, which added $18.0 million to operating revenues for the first nine months of 2012.

Ecova’s total operating expenses increased $11.6 million or 45 percent for the third quarter of 2012 and $36.5 million or 47 percent for the year-to-date 2012. This was primarily due to increased costs necessary to support ongoing and future business growth, as well as to support the increased revenue volume obtained through the acquisitions. Additionally, included in total operating expenses was a $1.5 million increase and a $4.4 million increase in depreciation and amortization due to intangibles recorded in connection with the acquisitions for the three and nine months ended Sept. 30, 2012, respectively.

In the first nine months of 2012, Ecova managed bills totaling $14.5 billion, an increase of $0.3 billion as compared to the first nine months of 2011. This increase was due to an increase in the number of accounts managed, partially offset by a decrease in the average value of each bill (due in part to a decline in natural gas rates).

The previous owners of Cadence Network (a company acquired by Ecova in 2008) had a right to have their shares of Ecova common stock redeemed by Ecova during July 2011 or July 2012. These redemption rights were not exercised and expired effective July 31, 2012.

Other Businesses: The decline in results from the other businesses for both periods of 2012, as compared to 2011, was primarily due to losses on investments of $3.0 million (including the $1.7 million impairment of our investment in a fuel cell business and the $0.7 million write-off of our investment in a solar energy company), as well as increased litigation costs for the remaining contracts and previous operations of Avista Energy.

METALfx had net income of $1.1 million for each of the nine months ended Sept. 30, 2012 and 2011.

Liquidity and Capital Resources: As of Sept. 30, 2012, we had $291.2 million of available liquidity under our $400 million committed line of credit, with $82 million of cash borrowings and $26.8 million in letters of credit outstanding.

In June 2012, we entered into a bond purchase agreement with certain institutional investors in the private placement market for the purpose of issuing $80 million of 4.23 percent First Mortgage Bonds due in 2047. The issuance of the bonds will occur at closing in late November 2012. The total net proceeds from the sale of the new bonds will be used to repay a portion of the borrowings outstanding under our $400 million committed line of credit and for general corporate purposes.

In May 2012, we cash settled interest rate swap contracts (notional amount of $75 million) and paid a total of $18.5 million. The interest rate swap contracts were settled in connection with the pricing of $80 million of First Mortgage Bonds as described above. Upon settlement of the interest rate swaps, the regulatory asset or liability (included as part of long-term debt) is amortized as a component of interest expense over the life of the forecasted interest payments.

For the nine months ended Sept. 30, 2012, we have issued $28.7 million (net of issuance costs) of common stock, including $23.7 million (net of issuance costs) under sales agency agreements. We do not expect to issue any further common stock under sales agency agreements during 2012. For 2013, we expect to issue up to $50 million of common stock in order to maintain our capital structure at an appropriate level for our business.

We are making significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for our customers and to replace aging infrastructure. Utility capital expenditures were $178.4 million for the first nine months of 2012 and are expected to be about $250 million for the full year 2012.

In July 2012, Ecova entered into a new five-year $125.0 million committed line of credit agreement with various financial institutions that replaced its $60.0 million committed line of credit agreement. As of Sept. 30, 2012, Ecova had $58.0 million of borrowings outstanding under its committed line of credit agreement.

2012 Earnings Guidance and Outlook

On Oct. 22, 2012, Avista Corp. lowered its 2012 consolidated earnings guidance to a range of $1.50 to $1.60 per diluted share, and we are confirming this lowered guidance. Previously, Avista expected 2012 consolidated earnings to be at the lower end of the range of $1.65 to $1.85 per diluted share. The revision to Avista’s 2012 guidance was primarily due to lower than expected earnings from Ecova and the impairment of investments and other costs at our other non-utility businesses.

We narrowed our expectation of Avista Utilities’ earnings contribution to a range of $1.51 to $1.58 per diluted share for 2012, which includes a benefit under the Energy Recovery Mechanism (ERM) in Washington within the 90 percent customer/10 percent company sharing band. Previously, Avista expected utility earnings to be at the lower end of the range of $1.51 to $1.66 per diluted share. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2012.

Certain programs (including a voluntary severance program) are being implemented at Avista Utilities in 2012 to achieve long-term cost savings. The upfront costs of implementing such programs, which will be recorded in the fourth quarter of 2012, are not known at this time and are not included in 2012 earnings guidance.

We expect Ecova to contribute in the range of $0.05 to $0.07 per diluted share for 2012, a reduction from our previous guidance of $0.16 to $0.19 per diluted share. We expect operating revenues to be in the range of $155 million to $165 million with approximately 56 percent derived from expense and data management services and 44 percent from energy management services.

We expect the other businesses to be between a loss of $0.05 to $0.06 per diluted share, a reduction from our previous guidance range of break-even and a loss of $0.02 per diluted share.

2013 Earnings Guidance and Outlook

On Oct. 22, 2012, Avista initiated its 2013 guidance for consolidated earnings to be in the range of $1.70 to $1.90 per diluted share, and we are confirming this guidance. We estimate that our 2013 consolidated earnings guidance range encompasses a return on equity range of approximately 8.25 to 9 percent.

We expect Avista Utilities to contribute in the range of $1.62 to $1.76 per diluted share for 2013. As compared to 2012, we expect our 2013 utility earnings to be positively impacted by general rate increases. We expect our 2013 utility earnings to continue to be limited by slow load growth due to the economy, the delay in the recovery of operating expenses and capital investments, as well as increased operating costs, including pension and other post-retirement benefit costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation, as well as implementation of the Washington general rate case settlement, subject to approval of the Washington commission, on Jan. 1, 2013.

For 2013, we expect Ecova to contribute in the range of $0.10 to $0.14 per diluted share. We expect operating revenues to be in the range of $170 million to $190 million with approximately 51 percent derived from expense and data management services, 45 percent from energy management services, and 4 percent from new products. We expect approximately one-third of earnings to occur during the first half of 2013 and two-thirds to occur during the second half of the year.

We expect the other businesses to be between break-even and a loss of $0.02 per diluted share for 2013.

NOTE: We will host a conference call with financial analysts and investors on Nov. 6, 2012, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 447-0521, pass code: 33516157. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 13, 2012. Call (888) 843-7419, pass code 33516157#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 361,000 customers and natural gas to 320,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing more than 600,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of wind patterns on the availability of wind resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; public injuries or damages arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems, and/or other reasons that impair our ability to complete these projects in a timely and effective manner; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenues	$340,632	$343,710	$1,136,474	$1,180,853

Operating expenses:
Utility resource costs	153,801	171,393	500,805	575,290
Other operating expenses	107,096	92,305	321,734	284,542
Depreciation and amortization	31,646	28,305	93,293	84,273
Utility taxes other than income taxes	18,090	16,829	63,622	61,521

Total operating expenses	310,633	308,832	979,454	1,005,626

Income from operations	29,999	34,878	157,020	175,227
Interest expense, net of capitalized interest	18,620	17,898	56,101	53,661
Other expense—net	3,809	1,626	5,106	3,061

Income before income taxes	7,570	15,354	95,813	118,505
Income tax expense	1,608	3,717	33,106	40,937

Net income	5,962	11,637	62,707	77,568
Net income attributable to noncontrolling interests	(176)	(935)	(355)	(1,947)

Net income attributable to Avista Corporation	$5,786	$10,702	$62,352	$75,621

Weighted-average common shares outstanding (thousands), basic	59,047	58,057	58,778	57,731
Weighted-average common shares outstanding (thousands), diluted	59,123	58,232	59,026	57,934
Earnings per common share attributable to Avista Corporation:
Basic	$0.10	$0.18	$1.06	$1.31

Diluted	$0.10	$0.18	$1.06	$1.30

Dividends paid per common share	$0.29	$0.275	$0.87	$0.825

Issued November 6, 2012

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$82,952	$74,662
Accounts and notes receivable	141,659	203,452
Investments and funds held for clients	114,226	118,536
Other current assets	177,479	217,906
Total net utility property	2,940,522	2,860,776
Other non-current assets	249,972	212,209
Regulatory assets for deferred income taxes	76,616	84,576
Regulatory assets for pensions and other postretirement benefits	248,082	260,359
Other regulatory assets	133,109	160,083
Other deferred charges	25,639	21,972

Total Assets	$4,190,256	$4,214,531

Liabilities and Equity
Accounts payable	$140,536	$166,954
Current portion of long-term debt	392	7,474
Current portion of nonrecourse long-term debt of Spokane Energy	14,631	13,668
Short-term borrowings	82,000	96,000
Client fund obligations	113,614	118,325
Other current liabilities	196,680	224,753
Long-term debt	1,148,047	1,169,826
Nonrecourse long-term debt of Spokane Energy	21,688	32,803
Long-term borrowings under committed line of credit	58,000	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	231,497	227,282
Pensions and other postretirement benefits	214,838	246,177
Deferred income taxes	527,397	505,954
Other non-current liabilities and deferred credits	105,481	116,084

Total Liabilities	2,906,348	2,976,847

Redeemable Noncontrolling Interests	6,726	51,809
Equity
Avista Corporation Stockholders' Equity:
Common stock (59,754,870 and 58,422,781 outstanding shares)	887,530	855,188
Retained earnings and accumulated other comprehensive loss	372,214	330,513

Total Avista Corporation Stockholders' Equity	1,259,744	1,185,701
Noncontrolling interests	17,438	174

Total Equity	1,277,182	1,185,875

Total Liabilities and Equity	$4,190,256	$4,214,531

Issued November 6, 2012

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

			Nine Months Ended,
	Third Quarter		September 30,
	2012	2011	2012	2011
Avista Utilities
Retail electric revenues	$180,532	$174,276	$544,294	$544,366
Retail kWh sales (in millions)	2,211	2,156	6,586	6,664
Retail electric customers at end of period	361,472	358,194	361,472	358,194
Wholesale electric revenues	$25,826	$21,455	$72,019	$55,197
Wholesale kWh sales (in millions)	872	752	2,832	2,121
Sales of fuel	$28,385	$46,366	$83,444	$131,359
Other electric revenues	$5,444	$6,495	$16,333	$15,899
Retail natural gas revenues	$28,273	$29,217	$209,168	$225,693
Wholesale natural gas revenues	$35,349	$52,001	$111,181	$149,039
Transportation and other natural gas revenues	$3,228	$3,059	$10,282	$10,678
Total therms delivered (in thousands)	194,072	207,349	771,700	727,046
Retail natural gas customers at end of period	320,226	317,441	320,226	317,441
Intracompany revenues	$14,502	$30,868	$54,511	$71,660
Income from operations (pre-tax)	$27,940	$26,859	$153,049	$156,199
Net income attributable to Avista Corporation	$7,660	$7,582	$65,157	$68,733
Ecova
Revenues	$38,617	$32,228	$115,707	$91,207
Income from operations (pre-tax)	$1,489	$6,654	$1,860	$13,901
Net income attributable to Avista Corporation	$640	$3,467	$962	$7,016
Other
Revenues	$9,930	$9,931	$29,907	$30,425
Income from operations (pre-tax)	$570	$1,365	$2,111	$5,127
Net loss attributable to Avista Corporation	$(2,514)	$(347)	$(3,767)	$(128)

Issued November 6, 2012